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                                                                   EXHIBIT 11

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                        YEAR ENDED
                                                       SEPTEMBER 30,
                                          -------------------------------------
                                                   1996               1995
                                          ------------------  -----------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net Income . . . . . . . . . . . . . . . . .      $32,275           $43,516

Weighted average common shares
   outstanding . . . . . . . . . . . . . . .       23,116            24,389

Common stock equivalents due to
   dilutive effect of stock option . . . . .        1,104               699

Total weighted average common shares
   and equivalents outstanding . . . . . . .       24,220            25,088

Earnings per common and common share
   equivalents . . . . . . . . . . . . . . .        $1.33             $1.73

Total weighted average common shares
   and equivalents outstanding . . . . . . .       24,220            25,088

Additional dilutive shares using ending
   period market value versus average
   market value for the period when
   utilizing the treasury stock method
   regarding stock options . . . . . . . . .           57               358

Total shares for fully dilutive
   earnings per share  . . . . . . . . . . .       24,277            25,446

Fully diluted earnings per common and
   common share equivalents  . . . . . . . .        $1.33             $1.71